Exhibit 10.1
August, 2022

Lou Ferraro
(delivered electronically)
Re: Appointment Acting Position

Dear Lou,

On behalf of Synchronoss Technologies, Inc. (the “Company”), I am pleased to advise you that the Board of Directors of the Company (the “Board”) has appointed you as Acting Chief Financial Officer and EVP effective as of August 12, 2022. You shall serve as the Company’s Acting Chief Financial Officer and EVP, reporting to the Company’s Chief Executive Officer during the period (the “Interim Period”) commencing as of the date hereof and ending on the date that the Company appoints a full-time Chief Financial Officer, or until such other date as the Company determines in its sole discretion. Upon the conclusion of the Interim Period, you shall continue your employment with the Company as its Executive Vice President Financial Operations and Chief Human Resources Officer.
Effective August 1, 2022 and through the Interim Priod, your annual base salary will be increased to $375,000 less all applicable taxes and withholdings.
Your annual target bonus opportunity (“TBO”) will be increased to 70% of your annual base salary for the Interim Period.
In addition, we are pleased to award you the following equity awards:
You will receive 25,000 shares in the form of a restricted stock award (“RSAs”) under the Company’s Amended 2015 Equity Incentive Plan (the “Incentive Plan”) pursuant to the Company’s RSA agreement (the “RSA Agreement”). Subject to your continued employment on each vesting date, the RSAs shall vest with respect to 1/3rd of the shares on each anniversary of the grant date.

You will also receive an option to purchase 25,000 shares (“Stock Options”) under the Incentive Plan pursuant to the Company’s Stock Option Award agreement (the “Stock Option Agreement”). Subject to your continued employment on each vesting date, the Stock Options shall vest with respect to 1/3rd of the shares on each anniversary of the grant date. The Stock Option strike price will be determined by the stock close price on the grant date.

You will receive 50,000 Performance-Based Cash Units (“PBCUs”) pursuant to the Company’s Performance-Based Cash Units agreement (the “PBCU Agreement”) which represent the target award of performance-based cash units with the opportunity to earn up to 200% of the target number upon over-performance of the financial parameters outlined in your PBCU Agreement. Vesting of earned performance-based cash units will occur at the end of the 3-year performance period after the Company’s Compensation Committee of the Board (the “Compensation Committee”) or the Board ratifies the performance results of the metrics of the plan. The Compensation Committee reserves the discretion to pay out the

Exhibit 10.1
performance-based cash units in cash or shares issued from the Incentive Plan.

The grant date for the RSAs and Stock Options will be August 9, 2022.

Furthermore, if the Interim Period is greater than 90 days, you will be granted an additional equity award. This award consists of another 25,000 RSAs, 25,000 Stock Options, and 50,000 PBCUs similar to the terms and conditions as outlined above with a new grant date governed by the approval date of the Compensation Committee.

During the Interim Period, you shall perform those services customary to the position of Chief Financial Officer and such other lawful duties that the Chief Executive Officer may reasonably assign to you.

In addition, you and the Company agree that your ceasing to be Acting Chief Financial Officer and EVP following the Interim Period and the return to your prior role at the Company (including the related reduction in base salary) will not constitute “Good Reason” or an “Involuntary Termination” under your offer letter or employment agreement with the Company, the Company’s Tier One Executive Employment Plan or any other agreement with the Company or Company plan.

Congratulations on this appointment, and I want to thank you for your contributions and dedication on behalf of our customers, shareholders, and employees. I look forward to continuing to work with you as we build a stronger and more successful company.
Sincerely,

Jeff Miller
President & Chief Executive Officer

ACKNOWLEDGED AND AGREED:

_________________________
Lou Ferraro